Exhibit 99.1

Erie Indemnity Reaches Agreement for Purchase of Class A Stock
from F.W. Hirt Revocable Trust

Erie, Pa., August 6, 2007 — Erie Indemnity Company (NASDAQ: ERIE) announced that it has purchased a total of 1,903,201 shares of the Company’s Class A nonvoting common stock from the estate of Frank William Hirt and the 2004 Revocable Trust for a total purchase price of $99,042,580 or $52.04 per share.

Frank William Hirt, the former Chairman of the Company’s Board of Directors, died on July 13, 2007. The Company purchased 1,855,201 shares of the Company’s Class A nonvoting common stock and 20 shares of the Company’s Class B voting common stock, that were converted to 48,000 Class A shares prior to the sale to the Company. The Company’s Board of Directors authorized this purchase separate from the Company’s current stock repurchase program, which at July 31, 2007, had $83.5 million of remaining repurchase authorization.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 463 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.